Exhibit 4.2

Description of CAPITAL Stock

General

Alliance Data Systems Corporation’s (the “Company,” “us,” “we” or “our”) Third Amended and Restated Certificate of Incorporation, as amended (“charter”) is filed as Exhibits 3.1 and 3.2 to this Annual Report on Form 10-K and incorporated herein by reference. Our Fifth Amended and Restated Bylaws (“bylaws”) is filed as Exhibit 3.3 to this Annual Report on Form 10-K and incorporated herein by reference. As of December 31, 2019, we had one class of securities, our common stock, outstanding and registered under Section 12(b) of the Securities Exchange Act of 1934, as amended.

Our common stock is traded on the New York Stock Exchange under the symbol “ADS.” The transfer agent and registrar for our common stock is Computershare Investor Services.

The following summary is not complete.  You should refer to the applicable provisions of our charter and bylaws as well as to Delaware General Corporation Law (the “DGCL”) for a complete statement of the terms and rights of our common stock.

Authorized Capital Stock

Our charter currently authorizes issuance of 219,880,000 shares, including 200,000,000 shares of Common Stock, $.01 par value per share and 19,880,000 shares of preferred stock, $.01 par value per share, of which 300,000 have been designated as Series A Non-Voting Convertible Preferred Stock.

Undesignated Preferred Stock

The board of directors of the Company is authorized to determine the powers, designations, preferences and relative, participating, optional or other special rights, including voting rights, and the qualifications, limitations or restrictions thereof of each class of capital stock and of each series within such class.

Common Stock

The voting, dividend and liquidation rights of the holders of our Common Stock are subject to and qualified by the rights of the holders of any series of preferred stock.

Dividends

Holders of Common Stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for their payment, subject to the rights of holders of any preferred stock that may be issued and outstanding and to restrictions contained in agreements to which the Company is a party.

Voting Rights

Subject to the rights of holders of any preferred stock that may be issued and outstanding, each share of Common Stock entitles the holder to one vote per share on all matters submitted to a vote of stockholders. In general, matters submitted for stockholder action shall be approved if the votes cast “for” the matter exceed the votes cast “against” a matter, unless a greater or different vote threshold is required by any applicable law, rule or regulation, the rights of any authorized class of stock, or our charter or bylaws. Other than in a contested election where directors are elected by a plurality vote, a director nominee shall be elected to the board if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election. Holders of Common Stock may not cumulate their votes.

Consents in Lieu of Meetings

Any action required to be, or that may be taken, at any meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.  Prompt, written notice of the action taken by means of any such consent that is other than unanimous shall be given to those stockholders who have not consented in writing.

Rights upon Liquidation

In the event of the liquidation or dissolution of the Company, whether voluntary or involuntary, holders of the Common Stock will be entitled to receive all assets of the Company available for distribution to its stockholders, subject to the rights of any then outstanding shares of preferred stock.

Other Rights

Holders of Common Stock are not entitled to preemptive, conversion or redemption rights and there are no sinking fund provisions applicable to shares of our Common Stock. All outstanding share of Common Stock are fully paid and non-assessable.

Special Meetings

Special meetings of the stockholders of the Company, for any purpose(s), may be called by (i) the chief executive officer or president; (2) the secretary of the Company upon a resolution adopted by a majority of the whole board; or (iii) the secretary of the Company upon the request of the stockholders of record of at least 25% of the Common Stock entitled to vote.

Proxy Access

Our bylaws permit a stockholder, or a group of up to 20 stockholders, owning at least three percent of our outstanding common stock continuously for at least three years to nominate and include in our annual meeting proxy materials director nominees constituting up to the greater of two directors or twenty percent of our board of directors, provided that the stockholders and nominees satisfy the requirements specified in our bylaws.

Removal of Directors; Vacancies

Any director may be removed at any annual or special stockholders’ meeting upon the affirmative vote of the holders of more than 50% of the outstanding shares of voting stock entitled to vote on the matter. Vacancies and newly-created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director

Other Provisions of Our Charter, Bylaws or the Delaware General Corporation Law That May Have Anti-Takeover Effects

Advance Notice Provisions for Stockholder Proposals and Director Nominations

Our bylaws provide that a stockholder must notify us in writing, within timeframes specified in the bylaws, of any stockholder nomination of a director and of any other business that the stockholder intends to bring at a meeting of stockholders. Our bylaws further provide requirements as to the timing, form and content of a stockholder’s notice.

Amendments to our Bylaws

Our charter and bylaws provide that our bylaws may be adopted, amended or repealed by the affirmative vote of the majority of the whole board or by the stockholders at any annual or special meeting providing notice of such action.

Delaware Business Combination Statute

We are subject to the provisions of Section 203 of the DGCL. In general, the statute prohibits a Delaware corporation that has either a class of stock listed on a national stock exchange or at least 2,000 stockholders of record from engaging in a business combination with an interested stockholder (generally, the beneficial owner of 15% or more of the corporation’s outstanding voting stock) for three years following the time the stockholder became an interested stockholder, unless, prior to that time: (1) the corporation’s board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (2) at least two-thirds of the outstanding shares not owned by that interested stockholder approve the business combination, or (3) upon becoming an interested stockholder, that stockholder owned at least 85% of the outstanding shares, excluding those held by officers, directors and some employee stock plans. A “business combination” includes a merger, asset sale, or other transaction resulting in a financial benefit, other than proportionately as a stockholder, to the interested stockholder.